Exhibit 1A-6B

SETTLEMENT AGREEMENT

This Settlement Agreement and Release (the “Agreement”) is made and entered into as December 23, 2019 (the “Execution Date”) between Lust for Life, LLC, and Nevada corporation and Blind Faith Concepts, Inc., a New York corporation, jointly and severally, (together, the “Borrower”); Uppercut Brands, Inc., f/k/a Point Capital, Inc., a Delaware corporation, (the “Firm”) and Renewable Power & Energy, Inc., a Nevada corporation (the “Assumer”). (The Borrower, the Lender, are referred to herein collectively as the “Parties.”)

RECITALS

A.	WHEREAS, on September 28, 2018, in exchange for that certain $200,000.00 Promissory Note and Security Agreement of the same date (the “Loan Documents”), Lender funded the Borrower exactly $200,000.00 (the “Note”).

B.	WHEREAS, on August 23, 2019, Lust for Life Footwear, LLC, a New Jersey limited liability company and a wholly owned subsidiary of Borrower and Assumer entered into a Membership Purchase Agreement, whereby the owners of Borrower agreed to exchange 100% of their membership interests in Borrower in exchange for 77,789 shares of Series B Preferred Stock of Assumer; and

C.

D.	WHEREAS, on November 5, 2019, Borrower and Assumer entered into an Omnibus Amendment Agreement correcting the underlying ownership of Borrower.

E.	WHEREAS, on December 18, 2019 Assumer agreed to assume joint and several obligations due under the Note and Lender consented to said assumption (the “Assumption”);

F.	WHEREAS, as of the date of this Settlement, Borrower has failed to make any payment toward the Note.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the covenants, promises and releases set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in full settlement of all claims that have or could have been asserted by and/or against the Parties, the Parties hereby agree, on behalf of themselves and any and all of their predecessors, successors, assigns, insurers, and any other parties or persons claiming by, through, or under any of the Parties hereto, as follows:

1. Recitals. The foregoing recital paragraphs are incorporated into and form a part of this Agreement.

2. Settlement in Lieu of Default and Foreclosure. Lender hereby agrees that in lieu of seeking default and foreclosure against the assets of the Borrower pursuant to the Loan Documents it shall accept from Assumer as a party jointly liable for the obligations under the Note pursuant to the Assumption exactly ten thousand four hundred twenty shares of Series B Preferred Stock of the Assumer. THIS

3. Reserved.

4. Reserved.

5. Reserved.

6. Warranties and Representations. Other than as set forth in this Agreement, no Party has received nor relied upon any oral or written representation, statement or communication of any other party or party representative regarding any past or present fact, circumstance, condition, state of affairs, legal effect, or promise of future action. Each Party has been represented by counsel of its choice in negotiating, preparing and executing this Agreement and its terms.

7. Notice. Any notice in connection with this Agreement shall be given, by email and by certified mail, to each of the following individuals:

For Borrower:

For the Lender:

8. No Admission of Liability. This Agreement is entered into as a good faith compromise among the Parties for the partial settlement related to deferred default and foreclosure. By this settlement, no Party admits liability to any other Party in any respect (other than the obligations set forth in this Agreement), or makes any admission as to factual or legal contentions relating to the matters settled herein.

9. Jointly Drafted. This Agreement shall be treated as jointly drafted, and will not be construed against any Party as drafter. This Agreement provides no rights to any third party except to the extent expressly set forth herein.

10. Entire Agreement. This Agreement constitutes the entire agreement among the Parties on the subjects addressed herein. No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties to be bound thereby. No contrary or supplementary oral agreement shall be admissible in a court to contradict, alter, supplement, or otherwise change the meaning of this Agreement. The Parties acknowledge and expressly agree that the provisions of this Agreement are fair, adequate and reasonable, are fully satisfactory to each of them, and are not unconscionable to their respective best interests as they perceive those interests.

11. Severability. If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable and such provision shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

12. Execution in Counterparts. This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be deemed an original and all of which together shall constitute but one and the same agreement. The signatories executing this Agreement represent and warrant that they are authorized to execute this Agreement on behalf of the Parties and entities for whom they sign and in the capacities set forth below. Signatures obtained by facsimile, email in PDF or similar format, or other electronic means shall be deemed to be original signatures.

13. Governing Law; Venue; Service. This Agreement is to be governed by the laws of the State of Florida without regard to principles of conflicts of law. The Parties hereby consent to the exclusive jurisdiction of any court situated in Miami-Dade County, Florida. In addition to any other method of service allowed under applicable law, the Parties consent to service of any papers in connection with this Agreement through the method provided in Paragraph 7 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first affixed above.

THE LENDER

Name:
Title:	CEO

THE ASSUMER

Name:	Conrad R. Huss
Title:	CEO

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